Exhibit 99.1

EZCORP ANNOUNCES FIRST QUARTER RESULTS
Adds Strategic Investments and Over 100 New Locations;
Achieves Upper End of Earnings Guidance Range
AUSTIN, Texas (January 22, 2013) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of instant cash solutions for consumers, today announced results for its first fiscal quarter ended December 31, 2012.
For the quarter, total revenues were $277.1 million, a record for the Company. Net income was $30.7 million, and earnings per share were $0.59, at the upper end of the Company's previously announced guidance range of $0.55 to $0.60.
EZCORP significantly expanded its reach by opening 75 new locations, acquiring a U.S. online lender, entering the lucrative Arizona pawn market by acquiring 12 stores, acquiring a controlling interest in a 20-store buy/sell chain in Mexico, and increasing its strategic investments in Cash Converters International and Cash Genie.
Consolidated Financial Highlights — First quarter of fiscal 2013 vs. prior year quarter

•
Total revenues were $277.1 million, up 11%, driven primarily by growth in the Latin America segment. This increase is partially attributable to mid-year fiscal 2012 acquisitions of controlling interests in Crediamigo and Cash Genie and the inclusion of 100% of their revenues in EZCORP's consolidated revenues. Excluding these acquisitions, total revenues increased 3.4%, driven by growth in merchandise sales, pawn service charges and consumer loan fees.

•	Net income was $30.7 million, down 22%. This expected decrease resulted from the following:

▪
Gold and jewelry environment — The Company estimates the change in gold metrics (price and volume) from the prior year quarter caused a deterioration of approximately $10 million in consolidated net revenues, attributable primarily to the U.S. pawn business. The Company has provided supplemental information regarding the impact of the gold environment in the Investor Relations section of its website (www.ezcorp.com).

▪
Planned growth initiatives — The Company incurred $5 million in incremental expenses associated with its growth initiatives. These expenses include $4.1 million in drag associated with 111 de novo locations opened during the last nine months, including the 75 de novo locations added this quarter, as well as the costs associated with various business unit growth initiatives, which were recorded as operations expense. Excluding these incremental growth-related operations expenses, as well as the operations expense associated with other businesses added since the first quarter of last year, consolidated operations expense increased 9%.

The Company also incurred $0.9 million in transaction and integration costs during the quarter in connection with acquisitions and investments, which were recorded as administrative expense.

▪
Continued infrastructure development — During the quarter, the Company invested an additional $1 million in its infrastructure to support the efficient management of a larger, more complex global company. These costs, along with the acquisition-related administrative expenses noted above, account for 14% of the Company's consolidated administrative expense. Excluding these growth and investment-related costs, administrative expense as a percentage of revenues was essentially flat.

•
The Company ended the quarter with $419 million in earning assets (consisting of pawn loans, consumer loans and inventory on the balance sheet, combined with CSO loans not on the balance sheet), an increase of 41%, driven primarily by the acquisition of Crediamigo.

•	Cash and cash equivalents at quarter-end were $46.7 million, with debt of $235.5 million, including $92.9 million Crediamigo third party debt, which is non-recourse to EZCORP.
U.S. & Canada — Market Leading Storefront Growth

•	De Novo Growth — During the quarter, the Company added 63 new locations in the U.S. & Canada segment (51 de novo and 12 acquired).

▪
The 51 de novo stores include 44 new financial service centers, primarily located outside of Texas, utilizing the Company's proven “store within a store” concept. The other seven locations are new pawn stores in key markets where the Company is already a leading provider. Capital expenditures associated with these new locations totaled $3.8 million, and the Company expects these stores to be profitable within six to eight months of opening.

▪
The 12 acquired stores are located in Arizona. This represents the Company's initial entry into a state that offers very attractive customer demographics and financial metrics. While this acquisition alone makes EZCORP the third largest provider in the state, the Company expects to take a market leading position over the next few years. The acquired stores should be immediately accretive to earnings.

•	Pawn — The Company's U.S. Pawn & Retail business, consisting of 496 stores in 20 states, posted solid gains in a gold and jewelry environment that continues to be challenging.

▪
Pawn loan balances were $147.1 million at quarter end, up 5% in total and down 1% on a same store basis. The overall pawn loan portfolio continues to reflect the ongoing shift to general merchandise collateral, with general merchandise loan balances up 13% in total and 6% on a same store basis, while jewelry loan balances were up 1% in total and down 3% on a same store basis.

▪
Pawn service charges increased 7% in total and 4% on a same store basis, reflecting a 500 basis point increase in yield, driven primarily by rate increases in Nevada and operational improvements in Texas.

▪	Redemption rates were 82%, up from 81% a year ago, with a jewelry redemption rate of 85% and a general merchandise redemption rate of 76%, both reflecting a slight increase over the

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same quarter last year. These increases were driven by improvements in customer qualification.

▪
Merchandise sales increased 4% in total and down 1% on a same store basis. These increases were driven by general merchandise sales, which were up 15% in total and 6% on a same store basis. Jewelry sales were down 5% in total and 10% on a same store basis, also reflecting the ongoing shift in the business from jewelry to general merchandise.

▪
Gross margin on merchandise sales was 42% (down 140 basis points) because of a one-time inventory reserve adjustment in last year's quarter. Excluding the effect of that adjustment, the margin rate was up 130 basis points.

•	Financial Services — The U.S. Financial Services business, consisting of 486 locations in 16 states, experienced significant growth in multiple payment and collateralized loan products.

▪
Total loan balances were $47 million, up 8% from the prior year quarter. Customers continued to shift from first generation single payment loan products (traditional payday loans) to lower-yielding second generation multiple payment products (installment loans) and collateralized products (auto title loans). Balances related to installment loans and other multiple payment products increased 20%, while auto title loan balances were up 42%. Balances outside of Texas grew 54%, driven by new locations and new products.

▪	Loan fees were $43 million, up 1% from the prior year quarter, reflecting the shift in mix referred to above.

▪	Bad debt as a percentage of fees increased by 70 basis points to 24.7%, driven by the growth in new stores and new products outside Texas.

▪
The profitability of the financial services business was negatively impacted by over $1 million during the quarter as a result of ordinances enacted in Dallas and Austin. Other Texas cities have adopted or are considering lending ordinances. The Company is actively supporting the enactment of consistent statewide regulation and expects the Texas Legislature to consider such a measure in the next few months.

•
Online Lending — During the quarter, the Company completed the acquisition of Go Cash, a U.S. based online lender. This acquisition brings the Company an experienced management team and industry leading underwriting models and systems. The Company plans to quickly build a significant online presence under the name “ezMoney.com” using the state-by-state model. The Company's initial efforts will be directed primarily at states where it already has a significant storefront presence. The Company plans to deliver, over time, a seamless, superior customer experience through online and mobile platforms that are integrated with its other products and channels.

The Company expects the U.S. online lending business to reach profitability during the fourth quarter of this fiscal year, and to meet the Company's rigorous ROIC standards (20% ROIC unlevered within three years). However, this business is expected to negatively impact earnings per share by $0.03 during the second quarter.
Latin America — 110% Increase in Segment Contribution

•	Pawn — Empeño Fácil, the Company's Mexico pawn operation, continued its strong performance. At the end of the quarter, the Company operated 254 pawn stores in Mexico, 62 of which have been

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open less than 12 months. Full-line format locations (which make up 80% of all Empeño Fácil locations), regardless of age, are running well ahead of the Company's investment model.

▪
During the quarter, Empeño Fácil added 24 new de novo locations, compared to 14 new locations added during the first quarter of last year. This accelerated de novo growth, in addition to a relatively large number of immature stores, created drag that led operating unit contribution to decrease year-over-year. The Company remains confident in its store operating model in Mexico and believes that the new stores will be profitable within six months of store opening.

▪
Pawn loan balances grew to $15 million, up 55% in total and 28% on a same store basis. General merchandise loan balances grew 60% in total and 37% on a same store basis, while jewelry loan balances increased 10% in total and decreased 5% on a same store basis. These balances reflect the same shift from jewelry to general merchandise that is seen in the Company's U.S pawn business.

▪	Pawn service charges increased 44% in total and 25% on a same store basis.

▪	Redemption rates were 76%, down from 77% a year ago, with a jewelry redemption rate of 72% and a general merchandise redemption rate of 77%.

▪
Merchandise sales were up 46% in total and 20% on a same store basis. General merchandise sales (which make up over 99% of all merchandise sales) increased 44% in total and 18% on a same store basis. Scrap sales increased 7%.

▪
Gross margin on merchandise sales was 43%, down 960 basis points because of a one-time inventory reserve adjustment in last year's quarter. Excluding the effect of that adjustment, the margin rate was down 100 basis points, driven by more aggressive pricing during the holiday season.

•
Payroll Lending — Crediamigo, the Company's Mexico payroll withholding lending business, gained market share through rapid growth and contributed nearly two-thirds of Latin America's segment contribution during the quarter.

▪	Total loans outstanding at the end of the quarter were $81 million, up 24% since acquisition in January 2012, and well ahead of the Company's investment pro-forma.

▪	Net revenues were $13.8 million in the quarter, with bad debt as a percentage of fees less than 1%.

▪	Crediamigo added 8 new employer contracts (a 12% increase) during the quarter, gaining access to over 175,000 potential new customers.

▪	These and other operational metrics for the business were at or better than the Company's original investment expectations.

•
Buy/Sell — During the quarter, the Company also completed the acquisition of a controlling interest in a chain of 20 buy/sell stores doing business under the name “TUYO.” This acquisition extends the Company's buy/sell store channel into Mexico, further diversifying its service delivery formats. This is essentially a start-up business, and is expected to have no material impact on the Company's

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earnings for the remainder of this fiscal year. The Company expects this business to become profitable in the last half of fiscal 2014.
Other International — Highlighted by Cash Converters Strong Performance

•
In November, Cash Converters International Limited, the Company's strategic affiliate in Australia, announced that it had achieved a 43% increase in EBIT during its first quarter (ended September 30, 2012), which, due to the three-month lag in reporting, positively impacted EZCORP results in its first fiscal quarter. The Company's equity investment in Cash Converters International, combined with its equity investment in Albemarle & Bond Holdings PLC in the U.K., generated a 21% increase in earnings attributable to EZCORP for the quarter, as compared to the same period last year.

•
The Company made an additional investment in Cash Converters International in December as a part of a share placement, maintaining its 33% ownership percentage. EZCORP expects the new funds to be used to finance expansion and drive future earnings growth. During the quarter, the Company also increased its investment in Cash Genie, its U.K. online lending business, moving its ownership from 72% to 95%, with the remaining 5% held by local management.

CEO Commentary
Paul Rothamel, EZCORP's President and Chief Executive Officer, stated: “During the first quarter, we furthered our previously announced strategic initiatives, accelerating our de novo storefront growth and diversifying our revenue and profit streams by adding new channels, new geographies and new products. And excluding the impact of the challenging gold environment in pawn and the regulatory environment in financial services, our core businesses continued to perform well.
“Our vision is to be the global leader in providing customers with instant cash solutions where they want, when they want and how they want, and we are making the investments in both storefronts and technology platforms to achieve that vision.  The first quarter results reflect significant progress, and we will continue to diligently pursue our goals. We believe our initiatives will yield superior shareholder value over the long-term.
Company Outlook
The Company affirms its fiscal 2013 earnings per share guidance of $2.55 to $2.80, and expects earnings per share for the second quarter of fiscal 2013 to be between $0.60 and $0.65. The Company expects its performance, in year-over-year comparison terms, to improve each quarter for the rest of fiscal 2013, and expects to return to year-over-year earnings growth in the latter half of the year.
About EZCORP
EZCORP is a leading provider of instant cash solutions for consumers, employing approximately 7,200 teammates and operating over 1,350 Company-operated pawn, buy/sell and personal financial services locations in the U.S., Mexico and Canada. We provide a variety of instant cash solutions, including pawn loans, consumer loans and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the name “Crediamigo”), a leading provider of payroll deduction loans in Mexico; in Artiste Holding Limited (doing business under the name “Cash Genie”), a leading provider of online loans in the U.K.; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The Company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.'s largest pawnbroking businesses with over 180 full-line stores offering pawnbroking, jewelry retailing, gold buying and financial services; and in Cash

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Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of almost 700 stores that provide personal financial services and sell pre-owned merchandise.
Special Note Regarding Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the Company's expected operating and financial performance for future periods, including expected future earnings and growth rates. These statements are based on the Company's current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changes in the regulatory environment, changing market conditions in the overall economy and the industry, fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, and consumer demand for the Company's services and merchandise. For a discussion of these and other factors affecting the Company's business and prospects, see the Company's annual, quarterly and other reports filed with the Securities and Exchange Commission.
EZCORP Investor Relations
(512) 314-2220
Investor_Relations@ezcorp.com
www.ezcorp.com

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EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2012	2011
Revenues:
Merchandise sales	$95,582	$86,894
Jewelry scrapping sales	45,925	56,403
Pawn service charges	66,024	59,792
Consumer loan fees	64,765	45,088
Other revenues	4,830	696
Total revenues	277,126	248,873
Merchandise cost of goods sold	55,501	48,396
Jewelry scrapping cost of goods sold	32,199	35,424
Consumer loan bad debt	14,074	11,025
Net revenues	175,352	154,028
Operations expense	107,262	82,558
Administrative expense	13,671	11,654
Depreciation and amortization	7,652	5,255
(Gain) / loss on sale or disposal of assets	29	(201)
Operating income	46,738	54,762
Interest income	(178)	(39)
Interest expense	3,815	590
Equity in net income of unconsolidated affiliates	(5,038)	(4,161)
Other income	(501)	(1,119)
Income before income taxes	48,640	59,491
Income tax expense	16,485	20,139
Net income	32,155	39,352
Net income attributable to redeemable noncontrolling interest	1,438	—
Net income attributable to EZCORP, Inc.	$30,717	$39,352

Net income per share, diluted	$0.59	$0.78
Weighted average shares, diluted	52,112	50,693

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EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands)

	December 31,
	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$46,668	$22,988
Cash, restricted	1,133	—
Pawn loans	162,095	150,060
Consumer loans, net	40,599	16,188
Pawn service charges receivable, net	31,077	28,593
Consumer loan fees receivable, net	34,074	7,611
Inventory, net	120,326	100,385
Deferred tax asset	15,716	18,169
Prepaid expenses and other assets	50,394	38,901
Total current assets	502,082	382,895
Investments in unconsolidated affiliates	144,232	117,820
Property and equipment, net	114,676	84,513
Goodwill	428,011	212,263
Intangible assets, net	60,662	20,568
Non-current consumer loans, net	66,615	—
Restricted cash, non-current	1,994	—
Other assets, net	19,074	7,781
Total assets	$1,337,346	$825,840
Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$27,562	$—
Current capital lease obligations	533	—
Accounts payable and other accrued expenses	95,115	57,412
Customer layaway deposits	6,254	6,152
Federal income taxes payable	659	12,672
Total current liabilities	130,123	76,236
Long-term debt, less current maturities	207,978	40,500
Long-term capital lease obligations	771	—
Deferred tax liability	10,815	8,724
Deferred gains and other long-term liabilities	26,227	1,997
Total liabilities	375,914	127,457
Temporary equity:
Redeemable noncontrolling interest	49,323	—
Stockholders’ equity	912,109	698,383
Total liabilities and stockholders’ equity	$1,337,346	$825,840

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended December 31, 2012
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$80,465	$15,117	$—	$95,582
Jewelry scrapping sales	42,142	3,783	—	45,925
Pawn service charges	58,210	7,814	—	66,024
Consumer loan fees	45,959	11,877	6,929	64,765
Other revenues	2,794	1,654	382	4,830
Total revenues	229,570	40,245	7,311	277,126
Merchandise cost of goods sold	46,732	8,769	—	55,501
Jewelry scrapping cost of goods sold	29,157	3,042	—	32,199
Consumer loan bad debt	11,481	(1,048)	3,641	14,074
Net revenues	142,200	29,482	3,670	175,352
Segment expenses:
Operations expense	87,443	15,741	4,078	107,262
Depreciation and amortization	4,102	1,675	76	5,853
Loss on sale or disposal of assets	29	—	—	29
Interest, net	17	2,613	—	2,630
Equity in net income of unconsolidated affiliates	—	—	(5,038)	(5,038)
Other (income) expense	(4)	20	(69)	(53)
Segment contribution	$50,613	$9,433	$4,623	$64,669
Corporate expenses:
Administrative				13,671
Depreciation and amortization				1,799
Interest, net				1,007
Other income				(448)
Income before taxes				48,640
Income tax expense				16,485
Net income				32,155
Net income attributable to redeemable noncontrolling interest				1,438
Net income attributable to EZCORP, Inc.				$30,717

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended December 31, 2011
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$76,552	$10,342	$—	$86,894
Jewelry scrapping sales	52,866	3,537	—	56,403
Pawn service charges	54,370	5,422	—	59,792
Consumer loan fees	45,012	—	76	45,088
Other revenues	576	120	—	696
Total revenues	229,376	19,421	76	248,873
Merchandise cost of goods sold	43,451	4,945	—	48,396
Jewelry scrapping cost of goods sold	33,150	2,274	—	35,424
Consumer loan bad debt	10,890	—	135	11,025
Net revenues	141,885	12,202	(59)	154,028
Segment expenses:
Operations expense	74,994	6,966	598	82,558
Depreciation and amortization	3,223	770	22	4,015
(Gain) on sale or disposal of assets	(200)	(1)	—	(201)
Interest, net	4	(36)	—	(32)
Equity in net income of unconsolidated affiliates	—	—	(4,161)	(4,161)
Other (income) expense	(1,060)	3	(64)	(1,121)
Segment contribution	$64,924	$4,500	$3,546	$72,970
Corporate expenses:
Administrative				11,654
Depreciation and amortization				1,240
Interest, net				583
Other expense				2
Income before taxes				59,491
Income tax expense				20,139
Net income				39,352
Net income attributable to redeemable noncontrolling interest				—
Net income attributable to EZCORP, Inc.				$39,352

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EZCORP, Inc.
Store Count Activity

	Three Months Ended December 31, 2012
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Beginning of period	987	275	—	1,262	10
De novo	51	24	—	75	—
Acquired	12	20	—	32	—
Sold, combined or closed	—	—	—	—	—
End of period	1,050	319	—	1,369	10

	Three Months Ended December 31, 2011
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Beginning of period	933	178	—	1,111	13
De novo	—	14	—	14	—
Acquired	25	—	—	25	—
Sold, combined or closed	(8)	—	—	(8)	(1)
End of period	950	192	—	1,142	12

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